FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-226123-12

From: Spg Syndicate Jpm (JP MORGAN SECURITIES) At: 08/03/21 12:41:07

To: Spg Syndicate Jpm (JP MORGAN SECURITIES )
Subject: ★PRICE GUIDANCE★ $1.037BN BMARK 2021-B28 **PUBLIC CMBS**

BENCHMARK COMMERCIAL MORTGAGE SECURITIES TRUST 2021-B28 COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2021-B28

JOINT BOOKRUNNERS & CO-LEAD MANAGERS:	J.P. MORGAN SECURITIES LLC, CITIGROUP GLOBAL MARKETS INC., DEUTSCHE BANK SECURITIES INC., AND GOLDMAN SACHS & CO. LLC.
CO-MANAGERS:	DREXEL HAMILTON, LLC, ACADEMY SECURITIES, INC.
RATING AGENCIES:	MOODY’S/FITCH/KBRA
OFFERING TYPE:	SEC-REGISTERED

***OFFERED CERTIFICATES - PUBLIC***

CLS	RATINGS (M/F/K)	SIZE ($MM)	WAL (YR)	CERT P.WIN	CERT C/E	CERT LTV	CERT NOI DEBT YLD	PX GUID	TARGET PX($)
A-1	Aaa/AAA/AAA	34.164	2.77	09/21 -- 07/26	30.000%	40.0%	14.7%	S+20a	100-00
A-2	Aaa/AAA/AAA	55.782	4.98	07/26 -- 08/26	30.000%	40.0%	14.7%	S+42a	103-00
A-3	Aaa/AAA/AAA	162.402	6.97	07/28 -- 08/28	30.000%	40.0%	14.7%	S+65a	103-00
A-4	Aaa/AAA/AAA	100.000	9.88	06/31 -- 07/31	30.000%	40.0%	14.7%	S+68a	101-00
A-5	Aaa/AAA/AAA	415.466	9.91	07/31 -- 08/31	30.000%	40.0%	14.7%	S+70a	103-00
A-SB	Aaa/AAA/AAA	46.745	7.52	08/26 -- 06/31	30.000%	40.0%	14.7%%	S+54a	103-00
A-S	Aa1/AAA/AAA	102.888	9.99	08/31 -- 08/31	22.125%	44.5%	13.2%	S+90a	103-00
B	NR/AA-/AA+	58.793	9.99	08/31 -- 08/31	17.625%	47.0%	12.5%	S+105a	100-00
C	NR/A-/A	60.426	9.99	08/31 -- 08/31	13.000%	49.7%	11.8%	S+140a	100-00

*The exact initial certificate balances of the Class A-4 and Class A-5 certificates will be determined based on the final pricing. The respective initial certificate balances and weighted average lives of the Class A-4 and Class A-5 certificates are expected to be within the applicable ranges reflected in the following chart. The aggregate initial certificate balance of the Class A-4 and Class A-5 certificates is expected to be approximately $515,466,000, subject to a variance of plus or minus 5%.

Class of Certificates	Exp. Range of Initial Balance Exp	Exp. Range of WAL	Expected Principal Window
Class A-4	$50.000 - $170.000	9.87 - 9.89	06/31-07/31
Class A-5	$345.466 - $465.466	9.91	07/31-08/31

COLLATERAL SUMMARY
CUT-OFF DATE BALANCE:	$1,375,277,299
NUMBER OF LOANS:	71
NUMBER OF PROPERTIES:	131
WA CUT-OFF LTV:	57.1%
WA MATURITY LTV:	53.1%
WA U/W NCF DSCR:	2.61x
WA U/W NOI DEBT YIELD:	10.3%
TOP TEN LOANS %:	37.2%
WA TERM TO MATURITY (MOS):	112
WA REMAINING AMORTIZATION TERM (MOS):	352
WA SEASONING (MOS):	1

TOP 5 PROPERTY TYPES:	OFFICE (33.1%), RETAIL (24.3%), MULTIFAMILY (12.6%), INDUSTRIAL (10.8%), SELF STORAGE (6.5%)

TOP 5 STATES:	NY (31.5%), FL (9.4%), CA (7.8%), NJ (5.4%), IL (5.0%)

LOAN SELLERS:	JPMORGAN CHASE BANK, N.A. (15.3%), CITI REAL ESTATE FUNDING INC. (45.7%), GERMAN AMERICAN CAPITAL CORPORATION. (21.5%), GOLDMAN SACHS MORTGAGE COMPANY (17.6%)

U.S. RISK RETENTION:	AN ELIGIBLE VERTICAL RESIDUAL INTEREST WILL BE RETAINED BY JPMORGAN CHASE BANK, NATIONAL ASSOCIATION AND CITI REAL ESTATE FUNDING INC.
EU RISK RETENTION:	THE TRANSACTION IS NOT STRUCTURED TO SATISFY THE EU RISK RETENTION AND DUE DILIGENCE REQUIREMENTS

MASTER SERVICER:	MIDLAND LOAN SERVICES, A DIVISION OF PNC BANK, NATIONAL ASSOCIATION
SPECIAL SERVICER:	MIDLAND LOAN SERVICES, A DIVISION OF PNC BANK, NATIONAL ASSOCIATION
OPERATING ADVISOR:	PENTALPHA SURVELLIANCE LLC.
ASSET REPRESENTATIONS REVIEWER:	PENTALPHA SURVELLIANCE LLC
DIRECTING CERTIFICATEHOLDER:	EIGHTFOLD REAL ESTATE CAPITAL FUND V, L.P.

TIMING

PRICE GUIDANCE: AUGUST 3, 2021

ANTICIPATED PRICING: AUGUST 3, 2021

ANTICIPATED SETTLEMENT: ON OR ABOUT AUGUST 19,2021

JPM SPG SYNDICATE CONTACTS

JENNIFER KORNBLAU 212-834-4154

MORGAN ROACH 212-834-4154

JPM CMBS BANKING CONTACTS

KUNAL SINGH 212-834-5467

DWAYNE MCNICHOLAS 212-834-9328

HARRIS RENDELSTEIN 212-834-6737

JPM CMBS TRADING DESK CONTACTS

AVINASH SHARMA 212-834-3111

DERRICK FETZER 212-834-3111

DEUTSCHE BANK TRADING DESK CONTACT

RYAN HORVATH 212-250-5149

DAN PENN 212-250-5149

CITIGROUP SYNDICATE DESK CONTACTS

RAUL OROZCO 212-723-1295

MATT PERRY 212-723-1295

GOLDMAN SACHS CMBS BANKING CONTACTS

LEAH NIVISON 212-357-2702

SCOTT EPPERSON 212-934-2882

JUSTIN PETERSON 212-902-4283

GOLDMAN SACHS SYNDICATE CONTACTS

SCOTT WALTER 212-357-8910

GOLDMAN SACHS CAPITAL MARKETS CONTACTS

MARK ROMANCZUK 212-902-0290

NITIN JAGGA 212-855-9035

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